Exhibit 99.1
National Interstate Completes Acquisition of Vanliner Insurance Company
Richfield, Ohio, July 1, 2010 — National Interstate Corporation (Nasdaq: NATL) announced today that its principal insurance subsidiary, National Interstate Insurance Company, completed its previously announced acquisition of Vanliner Insurance Company from UniGroup, Inc. Vanliner is a market leader in providing insurance for the moving and storage industry.
The purchase price of $128 million, paid in cash from available funds, represents Vanliner’s estimated tangible book value at closing, as well as the value of certain named information technology assets. As previously discussed, the purchase price may be adjusted after closing based on Vanliner’s final closing date balance sheet and certain financial guarantees. UniGroup has agreed to provide National Interstate with comprehensive financial guarantees related to the runoff of Vanliner’s balance sheet following the close whereby both favorable and unfavorable balance sheet development inures to UniGroup. National Interstate does not expect the transaction to have a material effect on 2010 earnings. Beginning in 2011, the acquisition is expected to be accretive to earnings and return on shareholders’ equity. Vanliner wrote approximately $104 million of gross moving and storage premiums in 2009, representing approximately 58% of its total business.
In conjunction with the acquisition, National Interstate and UniGroup entered into a five-year agreement under which Vanliner remains the exclusively endorsed insurance provider for UniGroup’s affiliated Mayflower Transit and United Van Lines moving and storage agents. Vanliner will continue to operate from its current offices in Fenton, Missouri, offering insurance solutions to the entire moving and storage industry.
Dave Michelson, President and Chief Executive Officer of National Interstate commented, “National Interstate and Vanliner have a lot in common which was confirmed by the very smooth process from signing the Purchase Agreement to the closing. Vanliner is an obvious extension of our successful specialty niche business model and we anticipate a quick transition into our business. Our moving and storage customers and business partners will continue to receive uninterrupted, excellent service that they have come to expect from Vanliner over the years.”
Stifel, Nicolaus & Company, Inc. acted as financial advisor to National Interstate and Thompson Hine LLP provided legal services.
About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property and casualty subsidiary of American Financial Group, Inc. (NYSE/Nasdaq: AFG).
About Vanliner Insurance Company
Headquartered in the St. Louis suburb of Fenton, Missouri and licensed in all 50 states, Vanliner was formed in 1978 to provide an insurance solution to affiliated moving and storage agents of its then parent. In the mid 1990’s, Vanliner began offering coverages to non- affiliated agents and today is one of the premier providers of insurance products for the moving and storage industry.
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.
Contact:
Tanya Inama
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com
www.natl.com